Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date: March 21, 2012

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

ANNOUNCES THE APPOINTMENT OF TWO NEW DIRECTORS

Dunmore, PA – Fidelity D & D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, is pleased to announce the addition of two new directors who will help provide additional expertise and strategic direction to the Company.

Appointed at the March 20, 2102 Board of Directors meeting are Richard J. Lettieri as a Class A Director and Kristin Dempsey O’Donnell as a Class B Director. In connection with such appointments, they are also appointed directors of The Fidelity Deposit and Discount Bank, the Company’s wholly-owned, sole subsidiary.

“Both Mr. Lettieri and Mrs. O’Donnell bring extraordinary business expertise plus an impressive educational background to our Company. We are delighted to welcome them to the Board.” said Daniel J. Santaniello, President & CEO.

Mr. Lettieri is a consultant focusing on business strategy and market development. His thirty year consulting career centers on helping to solve complex problems and plot future directions in a wide variety of businesses.

Mrs. O’Donnell’s experience includes over ten years as a vice president of sales and marketing for Dempsey Uniform & Linen Supply, Inc., in Jessup, Pennsylvania, driving its responsible and successful growth. As an owner, and member of the Dempsey board, she participates in risk assessment, financial statement preparation, review and analysis, and acquisitions.

In addition to these new appointees, the Fidelity D & D Bancorp, Inc. Board of Directors includes: Patrick J. Dempsey, Chairman; Daniel J. Santaniello, President & CEO; Michael J. McDonald, Vice Chairman; John T. Cognetti, Secretary; Mary E. McDonald, Assistant Secretary; Brian J. Cali; and David L. Tressler, Sr.

###